    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                       LAKEHEAD PIPE LINE PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                      39-1715850
(State or other jurisdiction of incorporation       (I.R.S. Employer Identification No.)
                or organization)
                                                            SUSAN D. LENCZEWSKI
             LAKE SUPERIOR PLACE                            CORPORATE SECRETARY
           21 WEST SUPERIOR STREET                          LAKE SUPERIOR PLACE
           DULUTH, MINNESOTA 55802                        21 WEST SUPERIOR STREET
                (218) 725-0100                            DULUTH, MINNESOTA 55802
                                                               (218) 725-0100
 (Address, including zip code, and telephone      (Name, address, including zip code, and
               number, including                             telephone number,
area code, of registrant's principal executive   including area code, of agent for service)
                    offices)

                             ---------------------

                                   Copies to:
                            WILLIAM N. FINNEGAN, IV
                             ANDREWS & KURTH L.L.P.
                                4200 CHASE TOWER
                                   600 TRAVIS
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.
                             ---------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                PROPOSED MAXIMUM
                    TITLE OF EACH CLASS                            AGGREGATE             AMOUNT OF
               OF SECURITIES TO BE REGISTERED                  OFFERING PRICE(1)     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Class A Common Units representing limited partner
  interests.................................................      $200,000,000            $55,600
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION. DATED NOVEMBER 9, 1998

PROSPECTUS

                                  $200,000,000
                       LAKEHEAD PIPE LINE PARTNERS, L.P.
                              Class A Common Units

                               ------------------

We may offer and sell up to $200,000,000 of our Class A Common Units in one or more separate offerings with this prospectus. We will determine the prices and terms of the sales at the time of each offering and will describe them in a supplement to this prospectus.

This prospectus can only be used to offer or sell units if it is accompanied by a prospectus supplement. The prospectus supplement will contain important information about us and the units which is not included in this prospectus. You should read this prospectus and the prospectus supplement carefully.

We may sell these units to underwriters or dealers, or we may sell them directly to other purchasers. See "Plan of Distribution." The prospectus supplement will list any underwriters and the compensation that they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling these units, after we pay certain expenses of the offering.

The Class A Common Units are listed on the New York Stock Exchange under the symbol "LHP".

Our executive offices are located at Lake Superior Place, 21 West Superior Street, Duluth, Minnesota 55802, and our telephone number is (218) 725-0100.

YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE BUYING UNITS.

THESE RISKS INCLUDE THE FOLLOWING:

  - OUR PIPELINE SYSTEM DEPENDS ON ADEQUATE SUPPLIES OF AND DEMAND FOR WESTERN CANADIAN CRUDE OIL.

  - THE FEDERAL ENERGY REGULATORY COMMISSION REGULATES THE TARIFFS WE CHARGE OUR CUSTOMERS. WE PLAN TO FILE TARIFF SURCHARGES IN LATE 1998 OR EARLY 1999 TO REFLECT CHANGES IN OUR COSTS AND THROUGHPUT FROM OUR CURRENT SYSTEM EXPANSION PROGRAM. ANY SUCCESSFUL CHALLENGES TO OUR TARIFF RATES COULD ADVERSELY AFFECT US AND REDUCE CASH DISTRIBUTIONS TO OUR UNITHOLDERS.

  - IN MAY 1997, THE ILLINOIS COMMERCE COMMISSION DENIED OUR APPLICATION FOR A CERTIFICATE THAT WE NEED IN ORDER TO EXERCISE CONDEMNATION AUTHORITY IN ILLINOIS FOR OUR CURRENT SYSTEM EXPANSION PROGRAM. ILLINOIS APPELLATE COURTS HAVE REFUSED TO OVERTURN THE DENIAL. AS A RESULT, OBTAINING RIGHTS OF WAY HAS BECOME MORE EXPENSIVE AND HAS TAKEN LONGER THAN IF WE HAD CONDEMNATION AUTHORITY.

  - OUR PARTNERSHIP AGREEMENT LIMITS THE LIABILITY AND MODIFIES THE FIDUCIARY DUTIES OF THE GENERAL PARTNER TO US AND OUR UNITHOLDERS. OUR UNITHOLDERS HAVE EFFECTIVELY CONSENTED TO CERTAIN ACTIONS AND CONFLICTS OF INTEREST THAT MIGHT OTHERWISE BE DEEMED A BREACH OF FIDUCIARY OR OTHER DUTIES UNDER STATE LAW. CONFLICTS OF INTEREST BETWEEN US AND AFFILIATES OF OUR GENERAL PARTNER COULD ARISE DUE TO OUR GENERAL PARTNER'S RELATIONSHIP WITH US AND ITS AFFILIATES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

November   , 1998

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

Who We Are..............................    3
About this Prospectus...................    3
Where You Can Find More Information.....    3
Forward-Looking Statements..............    4
Risk Factors............................    5
  Risks of Our Business.................    5
    We Depend on the Supply of Western
       Canadian Crude Oil and the
       Enbridge Pipeline System.........    5
    Our Pipeline System Might be Used
       Less if Demand for Crude Oil and
       Natural Gas Liquids Decreases....    5
    We Cannot Always Control the Rates
       that We Charge...................    6
    Possible SEP II Right of Way
       Acquisition and Permitting
       Problems.........................    7
    Competition.........................    8
    Risk of Environmental and Safety
       Costs and Liabilities............    8
  Risks Arising From Our Partnership
    Structure and Relationships with Our
    General Partner.....................    9
    Our General Partner May Have
       Conflicts of Interest............    9
    Our Partnership Agreement Restricts
       the General Partner's Fiduciary
       Duties...........................   10
    We May Sell Additional Units........   10
    Your Voting Rights are Limited......   10
    It is Difficult to Remove the
       General Partner..................   11
    The General Partner Has a Limited
       Call Right on the Class A
       Units............................   11
    It is Difficult to Enforce Civil
       Liabilities Against Our Officers,
       Directors and Controlling
       Persons..........................   11
  Risks Related to Our Debt and Our
    Ability to Distribute Cash..........   11
  Risks Related to Taxes................   12
    We May be Taxed as a Corporation
       Rather Than as a Partnership.....   12
    Allocation of Taxable Income and
       Loss.............................   12
    Your Tax Liability Could Exceed Your
       Cash Distributions or Proceeds
       from Sales of Units..............   13
    Uniformity of Units May Not Be
       Maintained.......................   13
The Partnership.........................   14
Use of Proceeds.........................   15
Cash Distributions......................   16
Conflicts of Interest and Fiduciary
  Responsibilities......................   22
Tax Considerations......................   27
Investment in the Partnership by
  Employee Benefit Plans................   45
Plan of Distribution....................   46
Validity of Class A Units...............   47
Experts.................................   47

                           -------------------------

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                   WHO WE ARE

We are a publicly traded Delaware limited partnership that owns and operates a regulated crude oil and natural gas liquids pipeline business in the United States. Lakehead Pipe Line Company, Inc., a wholly owned subsidiary of Enbridge Inc. ("Enbridge") of Canada, serves as our general partner. Enbridge is a publicly traded company that is a North American leader in energy services and delivery. We and Enbridge are engaged in the transportation of crude oil and other liquid hydrocarbons through the world's longest liquid petroleum pipeline system (the "System"). We own the United States portion of the System and another subsidiary of Enbridge, Enbridge Pipelines, Inc., owns the Canadian portion of the System (the "Enbridge Pipeline System"). The System is the primary transporter of crude oil from Western Canada to the United States.

As used in this prospectus, "we," "us," "our," and the "Partnership" means Lakehead Pipe Line Partners, L.P. and includes our subsidiary operating partnership, Lakehead Pipe Line Company, Limited Partnership. Our Class A Common Units ("Class A Units") represent limited partner interests in Lakehead Pipe Line Partners, L.P. We also have limited partner interests that are represented by Class B Common Units ("Class B Units"). All of our Class B Units are owned by our general partner. The Class A and Class B Units are referred to in this prospectus as "units."

                             ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, we may sell the Class A Units described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of us and the Class A Units. Each time we sell Class A Units with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is
accurate as of November   , 1998. You should carefully read both this prospectus
and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-733-0330 for further information on their public reference room. Our SEC filings are also available at our website at http://www.lakehead.com or at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to "incorporate by reference" the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Class A Units offered by this prospectus.

  - Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended (the "Form 10-K");

  - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998;

  - Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, as amended;

  - Current Report on Form 8-K dated July 21, 1998, as amended; and

  - Current Report on Form 8-K dated October 20, 1998.

You may request a copy of these filings, at no cost, by writing or calling us at the following address:

  R. R. Karlen
  Investor Relations
  Lakehead Pipe Line Partners, L.P.
  Lake Superior Place
  21 West Superior Street
  Duluth, Minnesota 55802
  (800) 525-3999
  (218) 725-0100

                           FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. Such statements use forward-looking words such as "may," "will," "anticipate," "believe," "expect," "project" or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other "forward-looking" information. These statements are based on current and anticipated economic conditions, globally and in our markets, governmental regulatory policies, competitive factors and other conditions. These factors and conditions are subject to risks and uncertainties that may cause our actual results to differ substantially from those expressed or implied by these statements. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                                  RISK FACTORS

Before you invest in our Class A Units, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in the prospectus, any prospectus supplement and the documents we have incorporated by reference before buying Class A Units.

If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the Class A Units could decline, and you may lose part of your investment.

RISKS OF OUR BUSINESS

  WE DEPEND ON THE SUPPLY OF WESTERN CANADIAN CRUDE OIL AND THE ENBRIDGE PIPELINE SYSTEM

Our pipeline system depends on the supply of crude oil and other liquid petroleum products from western Canada. Enbridge has advised us that in 1997 the Enbridge Pipeline System transported approximately 65% of all crude oil produced in western Canada. Of this amount, approximately 90% was transported by our pipeline system. If western Canadian crude oil production falls, we expect that our pipeline system will transport less crude oil.

We depend on producers of western Canadian crude oil who use the Enbridge Pipeline System to reach markets in the United States and eastern Canada. If producers elect to ship on other pipeline systems or sell their crude oil to western Canadian refiners, we will probably transport lower volumes of crude oil through our pipeline system. In addition, if the Enbridge Pipeline System transports less crude oil because of testing, line repair, reduced operating pressures or other reasons, we might transport less crude oil on our pipeline system.

Although we believe that regulations of the United States Federal Energy Regulatory Commission ("FERC") would allow us to raise our rates if our pipeline system transported significantly less crude oil and if there was a large difference between our rates and our costs, we cannot be assured that we will be allowed to do so. Even if the FERC allowed us to raise our rates in such a case, we might still have lower revenues during the time before our rate increases became effective. If our pipeline system transports lower volumes of crude oil, our revenues could be decreased and we could have less cash to distribute to our unitholders.

  OUR PIPELINE SYSTEM MIGHT BE USED LESS IF DEMAND FOR CRUDE OIL AND NATURAL GAS LIQUIDS DECREASES

Our business depends in part on the level of demand for western Canadian crude oil and natural gas liquids in the markets we serve. The volumes of crude oil and refined products delivered from sources other than western Canada to markets we serve affects the demand for western Canadian crude oil and natural gas liquids and the demand for the use of our pipeline system. Levels of demand for western Canadian crude oil and natural gas liquids also influence the ability and willingness of shippers to use our pipeline system to meet demand.

Excess pipeline capacity to the markets we serve can also reduce the level of demand for our services. At the present time, the existing pipeline capacity for the delivery of crude oil to the Midwest U.S., the primary market we serve, exceeds current refining capacity.

Enbridge and a group of refiners have developed a project to reverse the flow of a portion of the Enbridge Pipeline System from Sarnia, Ontario to Montreal, Quebec to transport crude oil from Montreal to Sarnia. The reversal of this line would result in Enbridge competing with our pipeline system in supplying crude oil to the Ontario market. This would likely reduce our deliveries of western Canadian crude oil into the eastern Canadian markets served by our pipeline system. Reversal of Enbridge's Montreal line is expected to occur in 1999. At that time, we expect to redirect quantities of crude oil from the Ontario market to existing U.S. markets served by our pipeline system, although at reduced tariffs due to shorter transportation distances.

A variety of factors could cause the demand for crude oil and natural gas liquids to fall in the markets that we serve. These factors include:

  - economic conditions

  - fuel conservation measures

  - alternative fuel requirements

  - government regulation

  - technological advances in fuel economy and energy generation devices

We cannot predict whether or how these or other factors will affect demand for the use of our pipeline system. If our pipeline system is used less, we may have lower revenues and less cash to distribute to our unitholders.

 WE CANNOT ALWAYS CONTROL THE RATES THAT WE CHARGE

Since we are an interstate common carrier, our pipeline operations are regulated by the FERC under the Interstate Commerce Act. This Act allows the FERC and certain other interested parties to challenge proposed or changed rates and our current rates that are already effective. The FERC may suspend our proposed or changed rates for up to seven months and may allow such rates to become effective subject to investigation and potential refund. The FERC may also reduce our current rates in the future and, upon an appropriate showing, order that we pay reparations for damages caused by such rates during the two years prior to the beginning of the FERC's investigation.

The FERC has used its current ratemaking methodology for liquids pipelines since January 1, 1995. This methodology allows changes in the maximum rate we can charge based on changes in a producer price index. The maximum rate is adjusted up or down each year by the change in this price index minus 1%. The current ratemaking methodology also allows pipelines or shippers to use cost-based or market-based rates, instead of the index-based rates, in certain circumstances. This method of determining rates may limit our ability to set rates based on our true costs or may delay the implementation of rates that reflect increased costs. If this occurs, it could adversely affect us. In addition, if the FERC sets rates using the cost index, changes in this index might not be large enough to fully reflect actual increases in our costs. It is also possible that the index will rise by less than 1% or fall, causing the maximum rates to fall. This happened in July 1998. See "Items 1 and 2. Business and
Properties -- Regulation" in the Form 10-K.

Many of the ratemaking issues contested in prior rate cases before the FERC, in particular the FERC's oil pipeline ratemaking methodology, have not been reviewed by a federal appeals court. An appeals court review of a FERC rate case could result in a different ratemaking methodology. If this happens, it could adversely affect us and reduce cash distributions to our unitholders.

The FERC is currently involved in a proceeding with another publicly traded partnership that transports petroleum products. In this proceeding, the FERC might further limit the tax allowance that is permitted in rates charged by publicly traded partnerships. The FERC might also change its application of its oil pipeline ratemaking methodology. The administrative law judge in this proceeding issued an initial decision on September 25, 1997. This decision considered the tax allowance issue as it affects publicly traded partnerships and the FERC oil pipeline ratemaking methodology. The FERC is now reviewing this decision. In this review, the FERC could change its current rulings on the tax allowance issue or the application of the FERC oil pipeline ratemaking methodology in a way that might ultimately adversely affect us and reduce cash distributions to our unitholders.

The level of tariffs established under the FERC's rules and regulations affects our operating income and cash flow. We plan to file tariff surcharges in late 1998 or early 1999 to reflect changes in our costs and throughput from our System Expansion Program II ("SEP II") and Terrace Expansion Program ("Terrace"). In 1996, we entered into a settlement agreement with the representative of most of our customers on all then outstanding contested tariffs. That agreement sets forth guidelines for the tariff surcharge for SEP
II. However, some implementation details of the surcharge are still subject to interpretation and possible negotiations. We have also entered into an agreement with the same customer representative on the tariff surcharge for Terrace. On October 27, 1998, we filed the agreements with the FERC as a settlement, seeking advance approval for the tariff surcharges for SEP II and Terrace. See "Items 1 and 2. Business and Properties's -- SEP II Expansion Program," "-- Terrace Expansion Program" and "-- Tariffs" in the Form 10-K. However, the customers who did not enter into these agreements may still challenge our tariff rate filings. Any successful challenges to our tariff rates could adversely affect us and reduce cash distributions to our unitholders.

 POSSIBLE SEP II RIGHT OF WAY ACQUISITION AND PERMITTING PROBLEMS

In May 1997, the Illinois Commerce Commission denied our application for a certificate that we need in order to exercise condemnation authority in Illinois for our SEP II project. Illinois appellate courts have refused to overturn the denial. As a result, obtaining rights of way has become more expensive and has taken longer than if we had condemnation authority.

We are currently obtaining the environmental and construction permits that we need to construct the new pipeline for SEP II. If it takes us longer than anticipated to get these permits, it might take us longer to construct and begin using this new pipeline.

  COMPETITION

Pipelines have historically been the least expensive way to transport crude oil over land for intermediate and long distances. As a result, our most significant competitors for transporting western Canadian crude oil are other pipelines. We also face competition, however, when producers choose to sell their crude oil for use in western Canada. Enbridge has advised us that in 1997, the Enbridge Pipeline System transported approximately 65% of total western Canadian crude oil production. Of this amount, approximately 90% was transported by our pipeline system. The balance of western Canadian crude oil was refined in Alberta or Saskatchewan or transported through other pipelines to British Columbia, Washington, Montana and other states in the Northwest U.S. In the United States, our pipeline system competes with other crude oil and refined product pipelines and other methods of delivering crude oil and refined products to the refining centers of Minneapolis-St. Paul, Minnesota; Chicago, Illinois; Detroit, Michigan; Toledo, Ohio; and Buffalo, New York, and, through a connecting pipeline, the refinery market and pipeline hub located in the Patoka/Wood River area of southern Illinois. See "Items 1 and 2. Business and Properties -- Competition" in the Form 10-K.

 RISK OF ENVIRONMENTAL AND SAFETY COSTS AND LIABILITIES

Our operations are subject to federal and state laws and regulations relating to environmental protection and operational safety. We believe that we are currently in substantial compliance with these regulations. However, pipeline operations always involve the risk of costs or liabilities related to environmental protection and operational safety matters. As a result, we may incur costs or liabilities of this type in the future. It is also possible that we will have to pay amounts in the future because of changes in environmental and safety laws or enforcement policies or claims for environmental-related damage to persons or property. If we cannot recover these costs from insurance or through higher tariffs, we could be adversely affected and cash distributions to our unitholders could be reduced.

Federal, state and local laws and regulations impose strict controls on the discharge of oil and certain other materials into navigable waters. These laws and regulations can require us to pay civil and criminal penalties for discharges. If there is a discharge, we also may have to pay for cleanup costs, damage to natural resources and third party lawsuits. These laws require us to use spill prevention control procedures, which include diking and similar structures, to help prevent oil and other materials from getting into navigable waters if there is a leak from our pipeline.

Contamination resulting from spills of crude oil and petroleum products is not unusual within the petroleum pipeline industry. Spills of crude oil from our pipelines have occurred in the past, and may occur in the future. In addition, directional drilling of pipeline conduits when a pipeline is being constructed can result in discharges of drilling related materials to the soil, groundwater, surface waters or wetlands.

We have hydrostatically tested parts of our pipeline system in the past, which means that we have tested the structural integrity of our pipelines by filling them with water at high pressures. We may decide that we need to do additional hydrostatic testing in the future, or a regulatory authority may require such testing. If this testing occurs, it could result in significant expense arising out of treatment and disposal of the test water and lost transportation revenues while the pipelines are being tested. We believe that there are suitable alternatives to hydrostatic testing, but such testing may nevertheless be necessary or required in the future. In addition, if Enbridge performs hydrostatic testing on its pipelines in Canada, this could reduce deliveries into our pipeline system because lower volumes would be received from western Canada.

RISKS ARISING FROM OUR PARTNERSHIP STRUCTURE AND RELATIONSHIPS WITH OUR GENERAL PARTNER

 OUR GENERAL PARTNER MAY HAVE CONFLICTS OF INTEREST

Since our general partner is related to both Enbridge and to us, conflicts of interest between us and Enbridge may arise from time to time. The following situations could give rise to conflicts of interest:

  - the general partner determines the amount and timing of any capital expenditures, borrowings and reserves, which can impact the amount of cash that is distributed by us to our unitholders and to the general partner

  - the general partner determines which expenditures are capital expenditures that are necessary to maintain our pipeline system. (Those expenditures reduce the cash from operations that is used to make distributions to our unitholders.)

  - the general partner determines whether to issue additional units or other equity securities or whether to purchase outstanding units

  - the general partner controls payments to Enbridge for any services rendered for our benefit, subject to the limitations described in "Conflicts of Interest and Fiduciary Responsibilities"

  - the general partner determines which costs are reimbursable by us

  - the general partner controls the enforcement of obligations owed to us by the general partner

  - the general partner decides whether to retain separate counsel, accountants or others to perform services for us

There also may be conflicts of interest if Enbridge conducts businesses that compete with our pipeline system. We have an agreement with Enbridge that generally does not prevent Enbridge from pursuing its business interests, even if these interests involve pipelines in the U.S. This agreement and our partnership agreement do not restrict Enbridge from engaging in businesses that it was engaged in at the time of our initial public offering in December 1991, even if such business competes with ours. In addition, the current direction of oil flow through part of the Enbridge Pipeline System from Sarnia to Montreal may be reversed, as discussed in "-- Risks of Our Business -- Our Pipeline System Might be Used Less if Demand for Crude Oil and Natural Gas Liquids Falls." If the reversal of Enbridge's Montreal line occurs, Enbridge will compete with us to supply crude oil to the Ontario market. Our agreement with Enbridge expressly permits this reversal. See "Conflicts of Interest and Fiduciary Responsibilities."

Our partnership agreement allows the general partner to resolve conflicts of interest by considering the interests of all the parties to the conflict. Therefore, the general partner can consider the interests of Enbridge if a conflict of interest arises. This is very different from the more familiar legal duty of a trustee, who must act solely in the best interests of the trust's beneficiary. See "Conflicts of Interest and Fiduciary Responsibilities."

We are very dependent on Enbridge and the Enbridge Pipeline System. Nearly all of the crude oil and natural gas liquids we ship comes from the Enbridge Pipeline System in Canada, and shipments on our pipeline system are scheduled by Enbridge in coordination with our general partner. In addition, neither we nor the general partner has any employees. In operating our pipeline system, we and the general partner rely solely on employees of Enbridge and its affiliates. Because Enbridge and its affiliates are engaged in many other businesses and activities that require the services of their employees, those employees may not be available when we need them.

  OUR PARTNERSHIP AGREEMENT RESTRICTS THE GENERAL PARTNER'S FIDUCIARY DUTIES

The general partner generally has a fiduciary duty to us and to our unitholders. As a result, the general partner must exercise good faith and integrity in handling our assets and affairs. However, Delaware law allows Delaware limited partnerships to modify the fiduciary duties of their general partners. Our partnership agreement does this and limits the fiduciary duties of the general partner to us and to our unitholders. In addition, our unitholders have effectively consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law. These modifications of the standards of fiduciary duty may make it much more difficult for a unitholder to successfully challenge the actions of or failure to act by the general partner as being in breach of a fiduciary duty. See "Conflicts of Interest and Fiduciary Responsibilities."

  WE MAY SELL ADDITIONAL UNITS

We can issue an unlimited number of additional units or other equity securities, including equity securities with rights to distributions and allocations or in liquidation superior to the Class A Units offered by this prospectus. If we issue more units or other equity securities, your proportionate ownership interest in the Partnership will be reduced. This could cause the market price of your units to fall, reduce the cash distributions paid to you as a unitholder, or both.

Our partnership agreement allows the general partner to cause us to register for sale any units held by the general partner or its affiliates. The general partner currently owns 3,912,750 Class B Units. These registration rights allow the general partner and its affiliates holding any units to request registration of such units and to include any such units in a registration of other units by us. In addition, the general partner and its affiliates may sell their units in private transactions at any time.

  YOUR VOTING RIGHTS ARE LIMITED

You have limited voting rights as a unitholder. The general partner generally manages the activities of the Partnership. Unitholders do not have the right to elect the general partner on an annual basis. As a result, the unitholders have only limited control over our management. However, if the general partner withdraws or is removed, the unitholders can elect the new general partner by a majority vote of the outstanding units.

  IT IS DIFFICULT TO REMOVE THE GENERAL PARTNER

A vote of at least 66 2/3% of the outstanding units is required to remove the general partner. Units held by the general partner and its affiliates are excluded from this vote.

Our partnership agreement does not allow the general partner to withdraw voluntarily as general partner before January 1, 2000 (subject to a few exceptions). However, the general partner can withdraw before this date if such withdrawal is approved by the holders of at least 66 2/3% of the outstanding units (excluding units held by the general partner or its affiliates). If the general partner withdraws or is removed as our general partner, it will automatically be withdrawn as general partner of our subsidiary operating partnership.

There is no agreement, however, that prevents Enbridge from selling all or part of its ownership in the general partner.

  THE GENERAL PARTNER HAS A LIMITED CALL RIGHT ON THE CLASS A UNITS

If at any time less than 15% of the outstanding units are held by persons other than the general partner and its affiliates, the general partner has the right to purchase all of the outstanding units.

  IT IS DIFFICULT TO ENFORCE CIVIL LIABILITIES AGAINST OUR OFFICERS, DIRECTORS AND CONTROLLING PERSONS

Some of the officers and directors of our general partner and some of our controlling persons (as defined under U.S. federal securities laws) are not U.S. residents and have most of their assets outside of the United States. As a result, it might be difficult for you to serve process on these persons. You might want to serve process on them if you are suing them for civil liabilities under U.S. federal securities law. Our Canadian lawyers have told us that it may not be possible to enforce U.S. judgments against these persons if the judgment is based solely on the federal securities laws of the United States.

RISKS RELATED TO OUR DEBT AND OUR ABILITY TO DISTRIBUTE CASH

We had long-term debt of $685 million as of October 31, 1998. Substantially all of our assets secured $485 million of this debt. In addition, we will probably incur additional indebtedness to fund a portion of the remaining cost of SEP II and the expected cost of phase one of Terrace and to fund a portion of our other expansion programs and capital expenditures. The $685 million of long-term debt as of October 31, 1998 consisted of:

  - $310 million of first mortgage notes (the "First Mortgage Notes"), which have no principal payments due until 2002

  - $175 million outstanding under a $350 million revolving bank credit facility (the "Revolving Credit Facility")

  - $100 million of 7% senior notes due 2018 (the "7% Notes")

  - $100 million of 7 1/8% senior notes due 2028 (the "7 1/8% Notes" and, together with the 7% Notes, the "Senior Notes")

The Revolving Credit Facility currently matures on September 6, 2003. The maturity date will be automatically extended each year by an additional year unless the banks give us notice that they will not extend the maturity date. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" in the Form 10-K. The Senior Notes constitute unsecured senior indebtedness of our subsidiary operating partnership and rank equally with all other unsecured and unsubordinated indebtedness of the operating partnership.

The debt agreements relating to the First Mortgage Notes, the Revolving Credit Facility and the Senior Notes contain various restrictions. Most importantly, the First Mortgage Notes and the Revolving Credit Facility restrict the amount of new debt that the operating partnership can issue and restrict the operations of the operating partnership. In addition, the First Mortgage Notes and the Revolving Credit Facility restrict cash distributions that the operating partnership can make to us. This is important because the operating partnership is our primary source of cash. Therefore, restrictions on the operating partnership's ability to make distributions to us may reduce our ability to make distributions to you. In addition, the operating partnership will be prevented from making distributions to us if there is a continuing default on any of its debt.

The general partner has broad discretion in establishing cash reserves for the proper conduct of our business. These cash reserves include reserves for future capital expenditures. If we increase cash reserves, the amount of cash that we can distribute to our unitholders may decrease.

RISKS RELATED TO TAXES

  WE MAY BE TAXED AS A CORPORATION RATHER THAN AS A PARTNERSHIP

Andrews & Kurth L.L.P., our law firm, has rendered its opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes. They based their opinion on certain factual representations made to them by the general partner. If any of such facts are incorrect, particularly facts relating to the nature of our gross income, U.S. tax laws could classify the Partnership as a corporation for federal income tax purposes. See "Tax Considerations -- Partnership Status."

If the tax laws treat the Partnership as a corporation in any taxable year, our income, gains, losses, deductions and credits would not be passed on to our unitholders. In addition, we would have to pay taxes on our net income at corporate rates. Distributions that we make to our unitholders would be treated as dividend income (to the extent of current or accumulated earnings and profits), and, in the absence of earnings and profits, as a nontaxable return of capital (to the extent of the unitholder's tax basis in his units), or as capital gain (after the unitholder's tax basis in his units is reduced to zero). Furthermore, losses realized by us would not flow through to our unitholders.

  ALLOCATION OF TAXABLE INCOME AND LOSS

Our partnership agreement allows curative allocations of income, deduction, gain and loss by us to account for differences between the tax basis and fair market value of property contributed or deemed contributed to us. The Internal Revenue Service (the "IRS") could challenge these allocations. Our lawyers believe that if these allocations are challenged and allowed, they will prevent a shift of precontribution gain from the general partner to the holders of Class A Units that is attributable to assets contributed to us by the general partner. Therefore, we believe that these allocations should be consistent with the principles of Section 704(c) of the Internal Revenue Code of 1986, as amended (the "Code"), and with the principles of the applicable regulations of the United States Department of Treasury.

A successful IRS challenge to our curative allocations would shift the tax consequences associated with the differences between the fair market value and tax basis of assets contributed to us (including by the general partner) or differences between the fair market value and book basis of our assets existing at the time of any offering of Class A Units pursuant to this prospectus. This result is contrary to the policy of Section 704(c). Because these curative allocations are consistent with our lawyers' view of the purposes of Section 704(c) and the associated regulations, our lawyers believe that it is unlikely the IRS will challenge the curative allocations. However, the application of the regulations under Section 704(c) to a publicly traded partnership existing prior to the promulgation of the regulations is unclear. If the IRS were to litigate the matter, a court may not respect the curative allocations. Our lawyers believe that there is substantial authority (within the meaning of Section 6662 of the Code) for our tax reporting position, and that no penalties would be applicable if the IRS were to litigate successfully against the curative allocations. A failure by the IRS to respect the curative allocations would result in ratios of taxable income to cash distributions received by the holders of Class A Units that are materially higher than the estimates that may be set forth in a prospectus supplement.

  YOUR TAX LIABILITY COULD EXCEED YOUR CASH DISTRIBUTIONS OR PROCEEDS FROM SALES OF UNITS

You will be required to pay federal income tax and, in certain cases, state and local income taxes on your allocable share of Partnership income, even if you do not receive cash distributions from us. You will not necessarily receive cash distributions equal to the tax on your allocable share of our taxable income. Further, if we have a large amount of nonrecourse indebtedness, you may incur a tax liability that is greater than the money you receive when you sell your units.

  UNIFORMITY OF UNITS MAY NOT BE MAINTAINED

Because we cannot match transferors and transferees of Class A Units, we must attempt to maintain uniformity of the economic and tax characteristics of the Class A Units. In order to so this, we have and will adopt certain depreciation and amortization conventions that do not conform with all aspects of the applicable Treasury regulations. If the IRS were successful in challenging our conventions, uniformity would be affected and gain from the sale of units might be increased.

                                THE PARTNERSHIP

We are a publicly traded Delaware limited partnership that owns and operates a regulated crude oil and natural gas liquids pipeline business in the United States. The following chart shows our organization and ownership structure as of the date of this prospectus before giving effect to this offering. Except in the following chart, the ownership percentages referred to in this prospectus reflect the approximate effective ownership interest in us and our subsidiary operating partnership on a combined basis.

Organizational chart depicting the following organizational and ownership information.

                     OWNERSHIP OF THE OPERATING PARTNERSHIP

           Percentage/Type of Interest Held           Interest Held By
           --------------------------------           ----------------
           98.9899% limited partner interest          Partnership
           1.0101% general partner interest           General Partner

                          OWNERSHIP OF THE PARTNERSHIP

Percentage/Type of Interest Held   Number/Type of Units       Interest Held By
--------------------------------   --------------------       ----------------
84.2% limited partner interest     22,290,000 Class A Units   Public Unitholders
14.8% limited partner interest     3,912,750 Class B Units    General Partner
1% general partner interest                                   General Partner

                        OWNERSHIP OF THE GENERAL PARTNER

                  Percentage Held                 Interest Held By
                  ---------------                 ----------------
                        100%                          Enbridge

We and Enbridge are engaged in the transportation of crude oil and other liquid hydrocarbons through the world's longest liquid petroleum pipeline system. We own the United States portion of the System and Enbridge owns the Canadian portion of the System. The System is the primary transporter of crude oil from western Canada to the United States. It is the only pipeline system that transports crude oil from western Canada to eastern Canada. The System serves all the major refining centers in the Great Lakes region of the United States, as well as the Province of Ontario, Canada and, through a connecting pipeline, the Patoka/Wood River refinery market and pipeline hub in southern Illinois.

Crude oil delivered to the Enbridge Pipeline System originates in oil fields in the western Canadian provinces of Alberta, Saskatchewan, Manitoba and British Columbia and in the Northwest Territories of Canada and is delivered to the Enbridge Pipeline System through facilities owned and operated by third parties or affiliates of Enbridge. Deliveries from the Enbridge Pipeline System are currently made in the prairie provinces of Canada and, through our pipeline system, in the Great Lakes and Midwest regions of the United States and the Province of Ontario. These deliveries are made principally to refineries either directly or through connecting pipelines of other companies.

Our pipeline system extends approximately 1,750 miles from the Canadian border near Neche, North Dakota, to the Canadian border near Marysville, Michigan. Four separate pipelines run from the Canadian border near Neche to Clearbrook, Minnesota and three of these pipelines continue on from Clearbrook to Superior, Wisconsin. At Superior, our pipeline system continues as two separate and diverging pipelines. One pipeline runs through the upper Great Lakes region, and the other runs through the lower Great Lakes region of the United States. Both pipelines re-enter Canada at a point near Marysville. Our pipeline system also includes a lateral pipeline from the Canadian border near Niagara Falls to the Buffalo, New York area. Crude oil and natural gas liquids enter our pipeline system at the Canadian border from the Enbridge Pipeline System and, to a lesser extent, at a number of other points. Deliveries of these volumes are then scheduled into our pipeline system in accordance with customer orders.

Enbridge handles all scheduling of shipments (including routes, storage, etc.) in coordination with our general partner. Our pipeline system includes 16 connections to other pipelines and refineries at various locations in the United States, including the refining centers of Minneapolis-St. Paul, Chicago, Detroit, Toledo, and Buffalo, and, through a connecting pipeline, the Patoka/Wood River refinery market and pipeline hub in southern Illinois. As of September 30, 1998, our pipeline system had approximately nine million barrels of tankage capacity at its three terminals at Clearbrook, Superior and Griffith, Indiana. The tankage capacity is used both to gather crude oil prior to injection into our pipeline system and to facilitate shipping different types of petroleum. At Superior, we remove all petroleum from our pipeline system and direct it into tankage. Then, when appropriate to meet the requirements of batch movements, we reinject the petroleum into our pipeline system for delivery through either the upper Great Lakes region or the lower Great Lakes region of the United States.

                                USE OF PROCEEDS

Unless otherwise specified in a related prospectus supplement, the net proceeds received by us from the sale of the Class A Units will be used for general partnership purposes, including the expansion of our pipeline system.

                               CASH DISTRIBUTIONS

GENERAL

One of our principal objectives is to generate cash from our operations and to distribute Available Cash to our unitholders and our general partner. "Available Cash" means generally, with respect to any calendar quarter, the sum of all of our cash receipts plus net reductions to cash reserves less the sum of all of our cash disbursements and net additions to cash reserves. The full definition of Available Cash is set forth in "-- Certain Defined Terms." The definition of Available Cash permits our general partner to establish cash reserves that it determines are necessary or appropriate to provide for the proper conduct of our business (including cash reserves for future capital expenditures), to stabilize distributions of cash to our unitholders and the general partner or as necessary to comply with the terms of any of our agreements or obligations. The general partner has broad discretion in establishing reserves, and its decisions regarding reserves could have a significant impact on the amount of Available Cash that is available for distribution to our unitholders and the general partner. The timing of additions and reductions to reserves may impact the amount of incentive distributions payable to the general partner and may result in the realization of taxable income by unitholders in a year prior to that in which funds related thereto are distributed.

We will distribute 100% of our Available Cash as of the end of each calendar quarter on or about 45 days after the end of such calendar quarter to unitholders of record on the record date and to the general partner. The record date will generally be the last day of the month immediately following the close of a calendar quarter.

Cash distributions will be characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. The distinction is important because it affects the amount of cash that is distributed to the unitholders relative to the general partner. See "-- Quarterly Distributions of Available Cash -- Distributions of Cash from Operations" and "-- Quarterly Distributions of Available Cash -- Distributions of Cash from Interim Capital Transactions" below. Cash from Operations, which is determined on a cumulative basis, generally means the $54 million cash balance we had on the date of our initial public offering in 1991, plus all cash generated by our operations, after deducting related cash expenditures, reserves and certain other items. Cash from Interim Capital Transactions is generated by (i) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business), (ii) sales of units or other equity interests for cash and (iii) sales or other dispositions of any assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business). The full definitions of Cash from Operations, Interim Capital Transactions and Cash from Interim Capital Transactions are set forth in "-- Certain Defined Terms."

Cash distributions will be treated as distributions of Cash from Operations, until the sum of all amounts distributed to the unitholders and to the general partner (including any incentive distributions) equals the aggregate amount of all Cash from Operations from December 27, 1991 (the date the Partnership commenced operations) through the end of the calendar quarter prior to such distribution. Any amount of cash distributed on such date in excess of the aggregate amount of Cash from Operations will be deemed to constitute Cash from Interim Capital Transactions and distributed accordingly. See

"-- Quarterly Distributions of Available Cash -- Distributions of Cash from Interim Capital Transactions" and "-- Adjustment of the Target Distributions."

If cash that is deemed to constitute Cash from Interim Capital Transactions is distributed in an aggregate amount per unit equal to $21.50 (the offering price of the Class A Units in our initial public offering in December 1991), the distinction between Cash from Operations and Cash from Interim Capital Transactions will cease, and all cash will, in general, be distributed as Cash from Operations. See "-- Quarterly Distributions of Available
Cash -- Distributions of Cash from Interim Transactions." To date, we have not distributed any cash that was deemed to constitute Cash from Interim Capital Transactions. We do not anticipate that there will be significant amounts of cash that are deemed to constitute Cash from Interim Capital Transactions distributed to our unitholders in the future.

Capital expenditures that are necessary to maintain our pipeline system will reduce the amount of Cash from Operations. Therefore, if the general partner were to decide that a substantial portion of our capital expenditures was necessary to maintain our pipeline system, the amount of cash distributions that are deemed to constitute Cash from Operations might decrease and the amount of cash distributions that are deemed to constitute Cash from Interim Capital Transactions might increase.

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

We will make quarterly cash distributions to our unitholders and our general partner with respect to each calendar quarter prior to liquidation in an amount equal to 100% of our Available Cash for each quarter. The amount of cash distributed will depend on our future performance.

  DISTRIBUTIONS OF CASH FROM OPERATIONS

Quarterly distributions of Available Cash constituting Cash from Operations will be made in the following manner:

first, 98% to all unitholders, pro rata, and 2% to the general partner, until all unitholders have received distributions of $0.59 per unit for such quarter (the "First Target Distribution");

second, 85% to all unitholders, pro rata, and 15% to the general partner, until all unitholders have received distributions of $0.70 per unit for such quarter (the "Second Target Distribution");

third, 75% to all unitholders, pro rata, and 25% to the general partner, until all unitholders have received distributions of $0.99 per unit for such quarter (the "Third Target Distribution"); and

thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

The following table illustrates the percentage allocation of Available Cash among the unitholders and the general partner up to the various target distribution levels.

                                                                      MARGINAL PERCENTAGE
                                                                   INTEREST IN DISTRIBUTION
                                                                   -------------------------
                                          QUARTERLY DISTRIBUTION                    GENERAL
                                               AMOUNT UP TO         UNITHOLDERS     PARTNER
                                          ----------------------   -------------   ---------
First Target Distribution...............          $0.59                  98%            2%
Second Target Distribution..............          $0.70                  85%           15%
Third Target Distribution...............          $0.99                  75%           25%
Thereafter..............................             --                  50%           50%

The Target Distributions are each subject to adjustment as described below under "-- Distributions of Cash from Interim Capital Transactions" and "-- Adjustment of the Target Distributions." Notwithstanding the foregoing, if the Target Distributions have been reduced to zero as a result of distributions of Available Cash constituting Cash from Interim Capital Transactions and the holders of the Class A Units have ever failed to receive the First Target Distribution, distributions will first be made 98% to all holders of Class A Units, pro rata, and 2% to the general partner until there has been distributed in respect of each Class A Unit then outstanding (taking into account all prior distributions of Available Cash constituting Cash from Operations) Available Cash constituting Cash from Operations since inception, in an amount equal to the First Target Distribution for all periods since inception. To date, the holders of the Class A Units have always received at least the First Target Distribution.

  DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

Distributions of Available Cash constituting Cash from Interim Capital Transactions will be made 98% to all unitholders, pro rata, and 2% to the general partner until a hypothetical holder of a Class A Unit acquired in our initial public offering has received with respect to such Class A Unit distributions of Available Cash constituting Cash from Interim Capital Transactions in an amount per Class A Common Unit equal to $21.50. Thereafter, all distributions of Available Cash constituting Cash from Interim Capital Transactions will be distributed as if they were Cash from Operations, and because the Target Distributions will have been reduced to zero, as described under "-- Adjustment of the Target Distributions," the general partner's share of distributions of Available Cash will increase, in general, to 50% of all distributions of Available Cash. Notwithstanding the foregoing, if the Target Distributions have been reduced to zero as a result of distributions of Available Cash constituting Cash from Interim Capital Transactions and the holders of the Class A Units have ever failed to receive the First Target Distribution, distributions will first be made 98% to all holders of Class A Units and 2% to the general partner until there has been distributed in respect of each Class A Unit then outstanding (taking into account all prior distributions of Available Cash constituting Cash from Operations) Available Cash constituting Cash from Operations since inception in an amount equal to the First Target Distribution for all periods since inception. To date, the holders of the Class A Units have always received at least the First Target Distribution.

Distributions of Cash from Interim Capital Transactions will not reduce Target Distributions in the quarter in which they are distributed.

ADJUSTMENT OF THE TARGET DISTRIBUTIONS

The Target Distributions will be proportionately adjusted if any combination or subdivision of units occurs (whether effected by a distribution payable in units or otherwise) other than by reason of the issuance of additional units for cash. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Target Distributions will be adjusted downward by multiplying each amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the Unrecovered Initial Unit Price (as defined below) immediately after giving effect to such repayment and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such repayment. The "Unrecovered Initial Unit Price" is the amount by which $21.50 exceeds the aggregate per unit distributions of Cash from Interim Capital Transactions on the Class A Units. If and when the Unrecovered Initial Unit Price is zero, the Target Distributions each will have been reduced to zero.

The Target Distributions may also be adjusted if legislation is enacted that causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In such event, the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of (i) each of the Target Distributions multiplied by (ii) one minus the sum of (x) the effective federal income tax rate to which we are subject as an entity (expressed as a fraction) plus (y) the effective overall state and local income tax rate to which we are subject as an entity (expressed as a fraction) for the taxable year in which such quarter occurs.

DISTRIBUTION OF CASH UPON LIQUIDATION

Following the commencement of dissolution and liquidation proceedings, our assets will be sold or otherwise disposed of, and the capital account balances of the unitholders and the general partner will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will first be applied to the payment of our creditors in the order of priority provided in our partnership agreement and by law and thereafter will be distributed to the unitholders and the general partner in accordance with their respective capital account balances, as so adjusted.

Generally, the holders of Class A Units will have no preference over the general partner or holders of Class B Units upon our dissolution and liquidation and will instead be entitled to share with the general partner and the holders of Class B Units in the remainder of our assets in proportion to their respective capital account balances as so adjusted. The manner of such adjustment is as provided in our partnership agreement. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated among the unitholders and the general partner as follows:

first, to each unitholder and the general partner having a deficit balance in its capital account to the extent of and in proportion to such deficit balance;

second, any remaining gain would be allocated 98% to all unitholders, pro rata, and 2% to the general partner, until the capital account for each Class A Unit is equal to the Unrecovered Capital (as defined below) in respect of such Class A Unit;

third, any then remaining gain would be allocated 98% to the holders of Class B Units, pro rata, and 2% to the general partner until the capital account for each Class B Unit is equal to the Unrecovered Capital in respect of such Class B Unit;

fourth, any then remaining gain would be allocated 98% to all unitholders, pro rata, and 2% to the general partner until the capital account for each unit is equal to the sum of the Unrecovered Capital in respect of such unit plus any cumulative arrearages then existing in the First Target Distribution in respect of such unit for each quarter since inception;

fifth, any then remaining gain would be allocated 85% to all unitholders, pro rata, and 15% to the general partner until the capital account for each unit is equal to the sum of (a) the Unrecovered Capital in respect of such unit, plus
(b) any cumulative arrearages then existing in the First Target Distribution in respect of such unit, plus (c) the excess of the Second Target Distribution over the First Target Distribution for each quarter since inception, less (d) the amount of any distributions of Available Cash constituting Cash from Operations in respect of such unit in excess of the First Target Distribution that were distributed 85% to the unitholders pro rata and 15% to the general partner for each quarter since inception ((b) plus (c) less (d) being the "Target Amount");

sixth, any then remaining gain would be allocated 75% to all unitholders, pro rata, and 25% to the general partner, until the capital account for each unit is equal to the sum of (a) the Unrecovered Capital in respect of each unit, plus
(b) the Target Amount, plus (c) the excess of the Third Target Distribution over the Second Target Distribution for each quarter since inception, less (d) the amount of any distributions of Available Cash constituting Cash from Operations in respect of such unit in excess of the Second Target Distribution that were distributed 75% to the unitholders pro rata and 25% to the general partner for each quarter since inception; and

thereafter, any then remaining gain would be allocated 50% to all unitholders, pro rata, and 50% to the general partner.

Unrecovered Capital with respect to a unit means, in general, the amount equal to the excess of (i) $21.50 over (ii) the aggregate per unit distributions of Cash from Interim Capital Transactions in respect of such unit. Any loss or unrealized loss will be allocated to the unitholders and the general partner first in proportion to the positive balances in the unitholders' and general partner's capital accounts until all such balances are reduced to zero, and, thereafter, to the general partner.

CERTAIN DEFINED TERMS

The following terms have the respective meanings set forth below:

"Available Cash" means, with respect to any calendar quarter, (i) the sum of (a) all cash receipts of the Partnership during such quarter from all sources (including distributions of cash received from the Operating Partnership) and
(b) any reduction in cash reserves established in prior quarters (either by reversal or utilization), less (ii) the sum of (aa) all cash disbursements of the Partnership during such quarter (excluding cash distributions to unitholders and to the general partner) and (bb) any cash reserves established in such quarter in such amounts as the general partner shall determine to be necessary or appropriate in its reasonable discretion (x) to provide for the proper conduct of the business of the Partnership (including cash reserves for possible rate refunds or future capital expenditures) or (y) to provide funds for distributions with respect to any of the next four quarters and (cc) any other cash reserves established in such quarter in such amounts as the general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the unitholders shall not be considered cash disbursements of the Partnership that reduce "Available Cash," but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such unitholders. Alternatively, in the discretion of the general partner, such taxes (if pertaining to all unitholders) may be considered to be cash disbursements of the Partnership that reduce "Available Cash," but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to unitholders. Notwithstanding the foregoing, "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of the dissolution and liquidation of the Partnership.

"Cash from Interim Capital Transactions" means cash distributed by the Partnership in excess of the cumulative amount that is Cash from Operations.

"Cash from Operations" means, at any date but prior to the commencement of the dissolution and liquidation of the Partnership, on a cumulative basis, the cash balance of the Partnership at December 27, 1991 (excluding any cash on hand from the exercise of the Underwriters' over-allotment option), plus all cash receipts of the Partnership from its operations (excluding any cash proceeds from Interim Capital Transactions) during the period since December 27, 1991 through such date less the sum of (a) all cash operating expenditures of the Partnership, including, without limitation, taxes paid by the Partnership as an entity after December 27, 1991, (b) all cash debt service payments of the Partnership during such period (other than payments or prepayments of principal and premium required by reason of loan agreements (including covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or made in connection with refinancing or refunding of indebtedness, provided that any payment or prepayment of principal, whether or not then due, shall be determined at the election and in the discretion of the general partner to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred), (c) all cash capital expenditures of the Partnership during such period necessary to maintain the service capability of our system, (d) an amount equal to the incremental revenues collected pursuant to a rate increase that are, at such date, subject to possible refund and for which the general partner has established a cash reserve, (e) any cash reserves outstanding as of such date that the general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and (f) any cash reserves outstanding as of such date that the general partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four quarters, all as determined on a consolidated basis after elimination of intercompany items and the Partnership's general partner interest in the Operating Partnership. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the unitholders shall not be considered cash operating expenditures of the Partnership that reduce "Cash from Operations," but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such unitholders. Alternatively, in the discretion of the general partner, such taxes (if pertaining to all unitholders) may be considered to be cash disbursements of the Partnership that reduces "Cash from Operations," but the payment or withholding thereof shall not be deemed to be a distribution to unitholders.

"Interim Capital Transactions" means in general, extraordinary transactions that have an impact on the capital of the Partnership, which are defined in the Partnership Agreement to be (a) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Partnership, (b) sales of equity interests by the Partnership and (c) sales or other voluntary or involuntary dispositions of any assets of the Partnership (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including accounts receivable or
(z) sales or other dispositions of assets as part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Certain conflicts of interest could arise as a result of the relationships among Enbridge and its affiliates, the general partner and the Partnership. The general partner makes all decisions relating to the Partnership. Some of the officers of the general partner who make such decisions may also be officers of Enbridge and its affiliates. In addition, Enbridge indirectly owns all of the capital stock of the general partner. The directors and officers of Enbridge have fiduciary duties to manage Enbridge, including its investments in its affiliates (including the general partner), in a manner beneficial to the shareholders of Enbridge. In general, the general partner has a fiduciary duty to manage the Partnership in a manner beneficial to the unitholders. However, the partnership agreement of the Partnership (the "Partnership Agreement") contains provisions that allow the general partner to take into account the interests of parties in addition to the Partnership and the unitholders in resolving conflicts of interest. The Partnership Agreement also contains provisions that may restrict the remedies available to unitholders for actions taken that might otherwise constitute breaches of fiduciary duty. The duty of the directors and officers of the general partner and Enbridge to their shareholders and affiliates may, therefore, conflict with the duties of the general partner to the unitholders.

Potential conflicts of interest could arise in the situations described below, among others:

     (a) The amount of cash expenditures, borrowings and reserves in any quarter may affect whether or the extent to which there is sufficient Available Cash constituting Cash from Operations to make distributions to the unitholders. In addition, the general partner's determination to make a capital expenditure for the purpose of maintaining our pipeline system or its determination as to what portion of a capital expenditure was made for the purpose of maintaining our pipeline system may have the same effect. Borrowings and issuances of additional units also increase the amount of Available Cash and, in the case of working capital borrowings, the amount of Cash from Operations. The Partnership Agreement provides that any borrowings by the

     Partnership, or the approval thereof by the general partner, will not constitute a breach of any duty by the general partner to the Partnership or the unitholders, including borrowings that have the purpose or effect of enabling the general partner to receive incentive distributions. Further, any actions taken by the general partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Cash from Operations and Interim Capital Transactions will not breach any duty of the general partner to the Partnership or the unitholders. See "Cash Distributions."

     (b) Under the terms of the Partnership Agreement and the partnership agreement of the Operating Partnership (the "Operating Partnership Agreement" and, together with the Partnership Agreement, the "Partnership Agreements"), the general partner will exercise its discretion in managing the business of the Partnership. As a result, the general partner is not restricted from paying Enbridge or its affiliates for any services rendered on terms that are fair and reasonable to the Partnership. The general partner will determine which of its direct or indirect costs (including costs allocated to the general partner by Enbridge and its affiliates) are reimbursable by the Partnership. Employees of Enbridge and its affiliates currently provide services to the general partner for the benefit of the Partnership pursuant to a Services Agreement among Enbridge, an affiliate of Enbridge and the general partner. Substantially all of the shipments of crude oil and natural gas liquids delivered by our pipeline system originate from the Enbridge Pipeline System, and Enbridge handles all scheduling of shipments (including routes and storage) in coordination with the general partner.

     (c) The general partner has certain varying percentage interests and priorities with respect to Available Cash. See "Cash Distributions." The timing and amount of cash receipts may be affected by various determinations made by the general partner under the Partnership Agreements (including, for example, those relating to the timing of any capital transaction, the establishment and maintenance of reserves, the timing of expenditures, the incurrence of debt and other matters).

     (d) Neither of the Partnership Agreements nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the general partner, Enbridge and its affiliates, on the other hand, were or will be the result of arm's-length negotiations. The interests of the unitholders have not been represented by separate legal counsel in connection with the preparation of such agreements, contracts or arrangements.

     (e) The decision whether the Partnership or the general partner should purchase outstanding units at any time may involve the general partner or Enbridge in a conflict of interest.

     (f) Enbridge and its affiliates (other than the general partner) are expressly permitted by the terms of the Partnership Agreement to engage in any businesses and activities, including in certain instances, those in direct competition with the Partnership, except as described below under "-- Restrictions on General Partner Activity." For example, Enbridge and a group of refiners have developed a project to reverse the flow of a portion of the Enbridge Pipeline System from Sarnia to Montreal, to transport crude oil from Montreal to Sarnia. The reversal of this line would result in Enbridge becoming a competitor of the Partnership for supplying crude oil to the Ontario market.

     (g) The Partnership and the general partner do not have any employees and rely solely on employees of Enbridge and its affiliates. Although the general partner conducts no business other than acting as general partner of the Partnership and the Operating Partnership and managing certain subsidiaries and ancillary activities, Enbridge and its affiliates conduct business and activities of their own in which the Partnership has no economic interest. As a result, employees who provide services to the general partner may not be available when needed.

     (h) As a matter of practice and whenever possible, the general partner limits the liability under contractual arrangements of the Partnership to all or particular assets of the Partnership, with the other party to have no recourse against the general partner or its assets other than its interest in the Partnership. In some circumstances, such action of the general partner may result in the terms of the transaction being less favorable to the Partnership than would otherwise be the case. The Partnership Agreement provides that such action does not constitute a breach of the general partner's fiduciary obligations.

     (i) The Partnership is, and may in the future be, a party to various agreements to which the general partner and its affiliates, including Enbridge, are also parties and that provide certain benefits to the Partnership. However, unitholders do not have the right under these agreements to enforce directly the obligations of the general partner or of such affiliates in favor of the Partnership. Therefore, the unitholders must depend upon the general partner to enforce such obligations, including obligations that it or such affiliates may owe to the Partnership.

RESTRICTIONS ON GENERAL PARTNER ACTIVITY

The general partner is subject to certain restrictions on its activities. The sole business of the general partner is to act as general partner of the Partnership and the Operating Partnership, to manage certain subsidiaries and to undertake ancillary activities. Further, the Partnership Agreement provides that no subsidiary of the general partner will engage in or acquire any business that is in direct material competition with the business of the Partnership as conducted at the time of its formation in 1991, subject to the exceptions set forth below. None of the instruments to which the Partnership or the Operating Partnership is a party imposes any restriction on the ability of Enbridge and its affiliates, other than the general partner, to engage in any business. Enbridge agreed, however, in a separate agreement (the "Distribution Support Agreement"), that for so long as an affiliate of Enbridge is the general partner of the Partnership and the Operating Partnership, Enbridge and its other subsidiaries will not engage in or acquire any business that is in direct material competition with the business of the Partnership as conducted at the time of its formation in 1991, subject to the following important exceptions:

first, there is no restriction on the ability of Enbridge and its other subsidiaries to continue to engage in businesses, including the normal development of those businesses in the future, in which they were engaged as of December 1991 and that are or may be in the future in competition with the Partnership, including the potential reversal of the Montreal extension to transport crude oil from Montreal to Sarnia;

second, the scope of the competition restriction is limited geographically to those routes and products in respect of which the Partnership provided transportation as of December 1991. For example, Enbridge and its other subsidiaries would be permitted to acquire a pipeline business in which transportation is made over routes not served by the Partnership or involving products not transported by the Partnership as of December 1991;

third, Enbridge and its other subsidiaries may acquire any competitive business as part of a larger acquisition so long as the majority of the value of the business or assets acquired, in Enbridge's judgement, is not attributable to such competitive business; and

fourth, Enbridge and its other subsidiaries may acquire any competitive business if it is first offered for acquisition to the Partnership and the Partnership fails to approve, after submission to a unitholder vote, the making of such acquisition. The approval of the holders of a majority of the outstanding units (excluding any units held by the general partner and its affiliates) is required for the Partnership to exercise its right to accept such an offer.

Except as specified above, Enbridge and its affiliates are not restricted by the terms of the Distribution Support Agreement or the Partnership Agreements from engaging in businesses that may be in competition with the Partnership. In addition, the Partnership Agreement specifically states that it will not constitute a breach of the general partner's fiduciary duty for Enbridge or its other subsidiaries to take advantage of any business opportunity in preference to or to the exclusion of the Partnership, except as specifically limited by the restrictions described above.

FIDUCIARY RESPONSIBILITIES OF THE GENERAL PARTNER

The general partner is generally accountable to the Partnership and the unitholders as a fiduciary. Consequently, the general partner must exercise good faith and integrity in handling the assets and affairs of the Partnership. In contrast to the relatively well-developed state of the law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to the other partners and to their partnerships is relatively undeveloped. The Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard of duty owed by general partners to limited partners. The Partnership Agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the general partner to the Partnership and its partners. In addition, holders of Class A Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law.

The Partnership Agreement provides that whenever a conflict of interest arises between the general partner or its affiliates, on the one hand, and the Partnership or any unitholder, on the other hand, the general partner will be authorized, in resolving such conflict or determining such action, to consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices, if applicable, generally accepted accounting or engineering practices or principles and such additional factors as the general partner determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. The same considerations will apply whenever the Partnership Agreement requires the general partner to act in a manner that is fair and reasonable to the Partnership or the unitholders. Thus, unlike the strict duty of a trustee who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the general partner to consider the interests of all parties to a conflict of interest, including the interests of the general partner and its affiliates, including Enbridge. The Partnership Agreement also provides that in certain circumstances the general partner will act in its sole discretion, in good faith or pursuant to other appropriate standards.

The Partnership Agreement also provides that any standard of care and duty imposed on the general partner will be modified, waived or limited as required to permit the general partner to act under the Partnership Agreement and to make any decision pursuant to the authority prescribed in the Partnership Agreement so long as such action is reasonably believed by the general partner to be in the best interests of the Partnership. Further, the Partnership Agreement provides that the general partner will not be liable for monetary damages to the Partnership or the unitholders for errors of judgement or for any other acts or omissions if the general partner acted in good faith. The Partnership is required, under the terms of the Partnership Agreement, to indemnify the general partner and its officers, directors, employees and agents against liabilities, costs and expenses, if the general partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. This indemnification provision could include indemnification of the general partner for its negligent acts.

The Delaware Act provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

The fiduciary obligations of general partners is a developing area of the law. The general partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict fiduciary duties of the general partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the general partner and its officers and directors and the remedies available to unitholders.

                               TAX CONSIDERATIONS

This section is a summary of certain federal income tax considerations that may be relevant to prospective unitholders and, to the extent set forth below under "-- Legal Opinions and Advice," represents the opinion of Andrews & Kurth L.L.P., our counsel ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing and (to the extent noted) proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "Partnership" are references to both the Partnership and the Operating Partnership.

No attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited applications to corporations, estates, trusts or non-resident aliens. Accordingly, each prospective unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences to him of the purchase, ownership or disposition of units.

LEGAL OPINIONS AND ADVICE

Counsel has expressed its opinion that, based on the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes, (i) the Partnership will be treated as a partnership, and (ii) owners of units (with certain exceptions, as described in "-- Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel. Counsel has also advised the general partner that, based on current law, the following addresses all material tax consequences to unitholders who are individual citizens or residents of the United States from the purchase, ownership and disposition of units.

PARTNERSHIP STATUS

An organization that is classified for federal income tax purposes as a partnership is not a taxable entity and incurs no federal income tax liability. Each partner is required to take into account in computing his federal income tax liability his allocable share of income, gains, losses, deductions and credits of the Partnership, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of the distribution is in excess of the partner's adjusted tax basis in his partnership interest.

Counsel is of the opinion that, under current law and regulations, the Partnership and the Operating Partnership will each be classified as a partnership for federal income tax purposes. Counsel's opinion with respect to periods before 1997 depended on different factual matters, which the general partner believes are true. Counsel has rendered its opinion as to taxable years beginning after 1996 in reliance upon the accuracy of the following representations made by the general partner:

     1. Neither the Partnership nor the Operating Partnership will elect to be treated as an association or corporation.

     2. The Partnership and the Operating Partnership will be operated in accordance with applicable state partnership statutes and the applicable Partnership Agreements.

     3. For each taxable year, more than 90% of the gross income of the Partnership will be income that Counsel has opined or may opine is "qualifying income" within the meaning of Section 7704(d) of the Code.

Counsel's opinion as to the classification of the Partnership is based on the assumption that if the general partner ceases to be a general partner, any successor general partner (or general partners) will make and satisfy such representations. In this regard, if the general partner were to withdraw as a general partner at a time when there is no successor general partner, or if the successor general partner could not satisfy the above representations, then the IRS might attempt to classify the Partnership as an association taxable as a corporation.

Counsel's opinion as to the partnership status of the Partnership is based principally upon its interpretation of Treasury Regulations under Section 7701 of the Code and Section 7704 of the Code, and upon the continuing accuracy of the representations made by the general partner as described above.

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. Section 7704 of the Code provides an exception to its general rule (the "Natural Resource Exception") in the case of a publicly traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income." Whether the Partnership will continue to meet the Natural Resource Exception is a matter to be determined by the Partnership's operations and the facts existing at the time of determination. However, the general partner will use its best efforts to cause the Partnership to operate in such fashion as is necessary for the Partnership to continue to meet the Natural Resource Exception.

If the Partnership fails to meet the Natural Resource Exception (other than a failure determined by the IRS to be inadvertent that is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Natural Resource Exception) in return for stock in such corporation, and then distributed such stock to the Partners in liquidation of their interest in the Partnership. This contribution and liquidation should be tax-free to unitholders and the Partnership, so long as the Partnership, at such time, does not have liabilities in excess of the basis of its assets. Thereafter, the Partnership will be treated as a corporation.

If the Partnership is treated as a corporation, the Partnership will be a separate taxpayer, and its income, gains, losses, deductions and credits will be reported on its own return instead of being passed through to unitholders. The Partnership's net income will be subject to federal income tax, under current law, at rates up to 35%. Distributions made to unitholders generally will be treated as either a taxable dividend of current and accumulated earnings and profits or, in the absence of earnings and profits, as a nontaxable return of capital (to the extent of the unitholder's basis in his units) or as taxable capital gain (after the unitholder's basis in his units is reduced to zero, and assuming that the units are held as capital assets). Accordingly, treatment of the Partnership as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return.

Counsel's opinion is based upon currently applicable law and regulations, and it may be made inapplicable by new legislation or changes in Treasury Regulations.

The discussion below is based on the assumption that the Partnership and the Operating Partnership will each be classified as a partnership for federal income tax purposes. If that assumption proves to be erroneous, most, if not all, of the tax consequences described below would not be applicable to unitholders, and distributions to unitholders would be materially reduced.

LIMITED PARTNER STATUS

Unitholders who become limited partners pursuant to the provisions of the Partnership Agreement will be treated as partners of the Partnership for federal income tax purposes.

Counsel is also of the opinion that (i) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and (ii) unitholders whose units are held in street name or by another nominee will be treated as partners for federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver such transfer applications, Counsel's opinion does not extend to such persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such units.

A beneficial owner of units whose units have been transferred to a "short seller" to complete a short sale would appear to lose his status as a partner with respect to such units for federal income tax purposes. See "-- Tax Treatment of Operation -- Treatment of Units Loaned to Cover Short Sales."

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes.

TAX CONSEQUENCES OF UNIT OWNERSHIP

  FLOW-THROUGH OF TAXABLE INCOME

No federal income tax will be paid by the Partnership. Instead, each unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether he receives cash distributions.

  TREATMENT OF PARTNERSHIP DISTRIBUTIONS

Partnership distributions generally will not be taxable to a unitholder for federal income tax purposes to the extent of his basis in his Units immediately before the distribution. Cash distributions in excess of a unitholder's basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under "Disposition of Class A Units" below. Any reduction in a unitholder's share of the Partnership's liabilities for which no Partner, including the general partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to such unitholder. It is not expected that the Partnership will incur any material amounts of nonrecourse liabilities. To the extent that Partnership distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture as income in the year of such distributions any losses deducted in previous years. See "-- Limitations on Deductibility of Partnership Losses."

A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his basis in his Units, if such distribution reduces the unitholder's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or "substantially appreciated inventory items", as such terms are defined in Section 751 of the Code (collectively, "Section 751 Assets"). The Partnership Agreement provides that recapture income will be allocated, to the extent possible, to the unitholders who were allocated the deductions giving rise to the treatment of gain as recapture income. Such allocations, along with allocations in accordance with Section 704(c) principles, should minimize the risk to a holder of Class A Units of recognition of ordinary income under Section 751(b) of the Code upon a non-pro rata distribution of money or property. The IRS may contend, however, that such a deemed exchange of Section 751 Assets has occurred and that therefore ordinary income must be realized under Section 751(b) of the Code by unitholders on such a non-pro rata distribution of money or property.

  SPECIAL ALLOCATION OF GROSS INCOME

As provided in the Partnership Agreement, the holders of Class A Units may be allocated amounts of gross income that would otherwise be allocated to the holders of Class B Units (the "Special Allocation"). With respect to taxable years 1998 and 1999, the amount of the Special Allocation could be up to $11 million in each year. Thereafter, the Special Allocation to be made each year could increase by up to $2 million every two years until the taxable year beginning with 2012, for which the Special Allocation could be up to $25 million for that year and for each taxable year thereafter. Notwithstanding the above, the Special Allocation will not be made (or will be reduced) in any taxable year to the extent that a purchaser of a Class A Unit in the Partnership's initial public offering would be allocated an amount of federal taxable income with respect to such taxable year that would exceed 65% of the amount of cash distributed to such a unitholder with respect to that taxable year. However, there is no assurance that the ratio of taxable income to cash distributed with respect to any taxable year will not exceed 65%. Based on the current level of distributions, the general partner anticipates that the Special Allocation will be used in its entirety for the taxable years 1998 through 2000. To the extent that the Special Allocation is not made in any year, it cannot be carried forward.

  BASIS OF UNITS

A unitholder's initial tax basis for his unit will be the amount paid for the unit. The initial tax basis will be increased by the unitholder's share of Partnership income. The basis will be decreased (but not below zero) by distributions from the Partnership, by the unitholder's share of Partnership losses and by the unitholder's share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized.

  LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate) that are not in excess of the taxpayer's income from such passive activities. The passive loss limitations are to be applied separately with respect to each publicly traded partnership. Consequently, losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly traded partnerships) or salary or active business income. Passive losses that are not deductible because they exceed the unitholder's income generated by the Partnership may be deducted in full when the unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, such as the at risk rules and the basis limitation.

A unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

To the extent losses are incurred by the Partnership, a unitholder's share of deductions for losses will be limited to the tax basis of the unitholder's units or, in the case of an individual unitholder or a corporate unitholder if more than 50% in the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations, to the amount that the unitholder is considered to be "at risk" with respect to the Partnership's activities, if that is less than the unitholder's basis. A unitholder must recapture as income in the year of such distributions losses deducted in previous years to the extent that Partnership distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder's basis or at risk amount (whichever is the limiting factor) is increased.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of the basis attributable to his share of Partnership nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his units if the lender of such borrowed funds owns an interest in the Partnership, is related to such a person or can look only to units for repayment. A unitholder's at risk amount will increase or decrease as the basis of the unitholder's units increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of Partnership nonrecourse liabilities).

  LIMITATIONS ON INTEREST DEDUCTIONS

The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) a partnership's interest expense attributed to portfolio income and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their respective percentage interests in the Partnership. If the Partnership has a net loss, items of income, gain, loss and deduction generally for both book and tax purposes will be allocated, first, to the general partner and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts (as maintained under the Partnership Agreement), and second, to the general partner. In addition, by reason of the Special Allocation discussed in "-- Tax Consequences of Unit Ownership -- Special Allocation of Gross Income," the holders of Class A Units could be allocated amounts of gross income with respect to taxable years of the Partnership that would otherwise be allocated to the holders of Class B Units. Although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible. On a liquidating sale of assets, the Partnership Agreement provides separate gain and loss allocations designed, to the extent possible, (i) to eliminate a deficit in any unitholder's capital account and (ii) to produce capital accounts that, when followed on liquidation, will result in each unitholder recovering the Unrecovered Capital, and his distributive share of any additional value.

Notwithstanding the above, as required by Section 704(c) of the Code, certain items of Partnership income, deduction, gain and loss will be specially allocated for tax purposes to account for the difference between the tax basis and fair market value of property contributed to the Partnership by the general partner ("Contributed Property"), and to account for the difference between the fair market value of the Partnership's assets and their carrying value on the Partnership's books at the time of any offering made pursuant to this prospectus. In addition, certain items of recapture income will be allocated to the extent possible to the unitholder allocated the deduction or curative allocation (discussed below) giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some unitholders, but these allocations may not be respected by the IRS. If these allocations of recapture are not respected, the amount of the income or gain allocated to a unitholder will not change but instead a change in the character of the income allocated to the unitholder would result.

Treasury Regulations permit curative allocations similar to those provided for by the Partnership Agreement. However, the application of those regulations in the context of a publicly traded partnership existing at the time of promulgation is unclear. Because such curative allocations are consistent with Counsel's view of the purposes of Section 704(c) and with the principles of the regulations, Counsel believes that it is unlikely that the IRS will challenge the curative allocations. However, if the IRS were to litigate the matter, it is uncertain whether the curative allocations would be respected by a court. Counsel believes that there is substantial authority (within the meaning of Section 6662 of the Code) for the Partnership's tax reporting position, and that no penalties would be applicable if the IRS were to litigate successfully against the curative allocations. Because the Partnership has a relatively low tax basis in its properties, a successful challenge by the IRS of the curative allocation would result in ratios of taxable income to cash distributions received by holders of Class A Units that are materially higher than the estimates that may be set forth in any accompanying Prospectus Supplement.

Counsel is of the opinion that, with the exception of the curative allocations, the Special Allocation and the allocation of recapture income discussed above, allocations under the Partnership Agreement will be respected for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of partnership income, and investors should be aware that some of the allocations in the Partnership Agreement may be successfully challenged by the IRS.

If an allocation contained in the Partnership Agreement is not respected for federal income tax purposes, notwithstanding the opinion of Counsel, items of income, gain, loss, deduction or credit will be reallocated to the unitholders and the general partner in accordance with their respective interests in such items. Such reallocation among the unitholders and the general partner of such items of income, gain, loss, deduction or credit allocated under the Partnership Agreement could result in additional taxable income to the unitholders. If the Special Allocation is not given effect, the gross income subject to these allocations will be allocated to the holders of Class B Units.

TAX TREATMENT OF OPERATIONS

  INCOME AND DEDUCTIONS IN GENERAL

Each unitholder will be required to report on his income tax return his allocable share of income, gains, losses, deductions and credits of the Partnership for the taxable year of the Partnership ending within or with the taxable year of a unitholder. Such items must be included on the unitholder's federal income tax return without regard to whether the Partnership makes a distribution of cash to the unitholder.

A unitholder who owns units at any time during a quarter and who disposes of such units prior to the record date set for a distribution with respect to such quarter will be allocated items of Partnership income and gain attributable to the months in such quarter during which such units were owned but will not be entitled to receive such cash distribution.

  ACCOUNTING METHOD AND TAXABLE YEAR

The Partnership uses the calendar year as its taxable year and the accrual method of accounting for federal income tax purposes.

  INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

The tax basis established for the various assets of the Partnership will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The aggregate tax basis established for the assets contributed to the Partnership by the general partner was initially equal to the tax basis of the general partner in such assets immediately before their contribution to the Partnership. See
"-- Allocation of Partnership Income, Gain, Loss and Deduction."

The Partnership has both tangible assets of substantial value (including the pipeline and related equipment) and rights of way of substantial value. Amortization deductions in respect of such assets are based on determinations as to their relative fair market values and useful lives by the Partnership. The IRS may (i) challenge either the fair market values or the useful lives assigned to such assets or (ii) seek to characterize intangible assets as nonamortizable goodwill. If any such challenge or characterization were successful, the deductions allocated to a unitholder in respect of such assets would be reduced or eliminated and a unitholder's share of taxable income from the Partnership would be increased accordingly. Any such increase could be material.

  SECTION 754 ELECTION

The Partnership has made the election permitted by Section 754 of the Code. Such an election is irrevocable without the consent of the IRS. The election generally permits a purchaser of Class A Units to adjust his share of the basis in the Partnership's properties ("inside basis") pursuant to Section 743(b) of the Code to fair market value (as reflected by his unit price). The 743(b) adjustment is attributed solely to a purchaser of Class A Units and is not added to the bases of the Partnership's assets. (For purposes of this discussion, a unitholder's inside basis in the Partnership's assets will be considered to have two components: (i) his share of the Partnership's actual basis in such assets ("Common Basis"); and (ii) his Section 743(b) adjustment allocated to each such asset.)

Proposed Treasury Regulations under Section 743 of the Code generally require the Section 743(b) adjustment attributable to recovery property to be depreciated as if it were newly purchased recovery property placed in service when the transfer occurs. The proposed regulations under Section 197 also indicate that the Section 743(b) adjustment attributable to an amortizable
Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the Common Bases in such properties. Pursuant to the Partnership Agreement, the general partner is authorized to adopt a convention to preserve the uniformity of units even if such convention is not consistent with certain Treasury regulations. See "-- Uniformity of Class A Units" below.

Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, or treat that portion as non-amortizable to the extent attributable to property the Common Basis of which is not amortizable despite its inconsistency with Treasury Regulation Section 1.167(c)(1)(a)(6), Proposed Treasury Regulation Section 1.743-1(j)(4)(i)(B)(1) and Proposed Treasury Regulation 1.197-2(g)(3). To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain unitholders. See "-- Uniformity of Class A Units" below.

The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Code. Based on these principles, the IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill. As an intangible asset, goodwill would be amortizable over a longer period of time than the Partnership's tangible assets.

A Section 754 election is advantageous if the transferee's basis in his units is higher than such units' share of the aggregate basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such case, pursuant to the election, the transferee would take a new and higher basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such units is lower than such units' share of the aggregate basis of the Partnership's assets immediately prior to the transfer. Thus, the amount that a unitholder will be able to obtain upon the sale of his units may be affected either favorably or adversely by the election.

The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions attributable to them will not be disallowed or reduced. If the IRS requires a different basis adjustment to be made, and if, in the general partner's opinion, the expense of compliance exceeds the benefit of the election, the general partner may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a purchaser of units subsequent to such revocation probably will incur increased tax liability.

  ALTERNATIVE MINIMUM TAX

Each unitholder will be required to take into account his distributive share of items of Partnership income, gain or loss for purposes of the alternative minimum tax. A portion of the Partnership's depreciation deductions may be treated as an item of tax preference for this purpose.

A unitholder's alternative minimum taxable income derived from the Partnership may be higher than his share of Partnership net income because the Partnership may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. Prospective unitholders should consult with their tax advisors as to the impact of an investment in Class A Units on their liability for the alternative minimum tax.

  VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES

The federal income tax consequences of the acquisition, ownership and disposition of units will depend in part on estimates by the general partner of the relative fair market values, and determinations of the initial tax bases of the assets of the Partnership. Although the general partner may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made solely by the general partner. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss, deductions or credits previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

  TREATMENT OF UNITS LOANED TO COVER SHORT SALES

A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having transferred beneficial ownership of such units. If so, he would no longer be a partner with respect to those units during the period of such loan. As a result, during such period, any Partnership income, gain, deductions, losses or credits with respect to those units would appear not to be reportable by such unitholder, any cash distributions received by the unitholder with respect to those units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners should modify their brokerage account agreements, if any, to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests.

Other provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (in other words, one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value) if the taxpayer or related persons enter into a short sale, an offsetting notional principal contract, or a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold such position if the taxpayer or a related party then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

DISPOSITION OF CLASS A UNITS

  RECOGNITION OF GAIN OR LOSS

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership nonrecourse liabilities. Since the amount realized includes a unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of units may result in a tax liability in excess of any cash received from such sale.

Prior Partnership distributions in excess of cumulative net taxable income in respect of a Class A Unit that decreased a unitholder's tax basis in such Class A Unit will, in effect, become taxable income if the Class A Unit is sold at a price greater than the unitholder's tax basis in such unit, even if the price is less than his original cost.

Gain or loss recognized by a unitholder (other than a "dealer" in units) on the sale or exchange of a unit will generally be taxable as capital gain or loss and gain on sale or exchange of a unit held for more than twelve months will generally be subject to a maximum rate of 20%. A substantial portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit and may be recognized even if there is a net taxable capital loss realized on the sale of the unit. Thus a unitholder may recognize both ordinary income and a capital loss upon disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of a corporation.

The IRS has ruled that a partner acquiring interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest and that, upon sale or other disposition of some of the interests, a portion of such aggregate tax basis must be allocated to the interests sold on the basis of some equitable apportionment method. The ruling is unclear as to how the holding period is affected by this aggregation concept. If this ruling is applicable to the holders of Class A Units, the aggregation of tax bases of a holder of Class A Units effectively prohibits him from choosing among Class A Units with varying amounts of unrealized gain or loss as would be possible in a stock transaction. Thus, the ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a unitholder's Class A Units. It is not clear whether the ruling applies to publicly traded partnerships, such as the Partnership, the interests in which are evidenced by separate interests, and accordingly, Counsel does not opine as to the effect such ruling will have on the unitholders. A unitholder considering the purchase of additional units or a sale of units purchased at differing prices should consult his tax advisor as to the possible consequences of that ruling.

  ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

In general, the Partnership's taxable income and losses will be determined annually and will be prorated on a monthly basis and subsequently apportioned among the unitholders in proportion to the number of units owned by them as of the opening of the first business day of the month to which they relate. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the unitholders as of the opening of the NYSE on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a unitholder transferring units in the open market may be allocated income, gain, loss, or deduction and credit accrued after the transfer.

The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and accordingly, Counsel does not opine on the validity of the method of allocating income and deductions between the transferors and the transferees of Class A Units. If a monthly convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of the unitholder's interest), taxable income or losses of the Partnership might be reallocated among the unitholders. The general partner is authorized to revise the Partnership's method of allocation between the transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted by Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of such units prior to the record date set for a distribution with respect to such quarter will be allocated items of Partnership income and gain attributable to such quarter during which such units were owned, but will not be entitled to receive such cash distribution.

  NOTIFICATION REQUIREMENTS

A unitholder who sells or exchanges units is required to notify the Partnership in writing of such sale or exchange within 30 days of the sale or exchange and in any event no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of such transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, which set forth the amount of the consideration received for such unit that is allocated to goodwill or going concern value of the Partnership. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.

  CONSTRUCTIVE TERMINATION

The Partnership and the Operating Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. A termination of the Partnership will cause a termination of the Operating Partnership. A termination of the Partnership will result in the closing of the Partnership's taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the Partnership's taxable year may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of Partnership deductions for depreciation. A termination could also result in penalties if the Partnership were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted prior to the termination.

  ENTITY-LEVEL COLLECTIONS

If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any unitholder or former unitholder, the general partner is authorized to pay such taxes from Partnership funds. Such payments, if made, will be deemed current distributions of cash to the unitholders and the general partner. The general partner is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust subsequent distributions so that after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual unitholder, in which event the unitholder could file a claim for credit or refund.

UNIFORMITY OF CLASS A UNITS

Since the Partnership cannot match transferors and transferees of Class A Units, uniformity of the economic and tax characteristics of the Class A Units to a purchaser of such Class A Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.743-1(j)(4)(i)(B)(1) and Proposed Treasury Regulation Section 1.197-2(g)(3). Any such non-uniformity could have a negative impact on the value of a unitholder's interest in the Partnership.

The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation method and useful life applied to the Common Basis of such property, or treat that portion as non-amortizable to the extent attributable to property the Common Basis of which is not amortizable, despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.743-1(j)(4)(i)(B)(1) and Proposed Treasury Regulation Section 1.197-2(g)(3). See "-- Tax Treatment of Operations -- Section 754 Election" above. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation convention under which all purchasers acquiring Class A Units in the same month would receive depreciation and amortization deductions, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, annual depreciation and amortization deductions might be lower than would otherwise be allowable to certain unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. Such convention will not be adopted if the Partnership determines that the loss of such depreciation and amortization deductions will have a material adverse effect on the unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Class A Units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were to be sustained, the uniformity of Class A Units may be affected, and gain from the sale of units might be increased without the benefit of additional deductions.

Because of the Special Allocation of gross income to the Class A Units, the capital accounts underlying the Class A Units will likely differ, perhaps materially, from the capital accounts underlying the Class B Units. The Partnership Agreement contains a method by which the general partner may cause the capital accounts underlying the Class A Units to equal the capital accounts underlying the Class B Units. The general partner must be reasonably assured, based on advice of counsel, that the Class B Units and the Class A Units share the same intrinsic economic and federal income tax characteristics, in all material respects, before the Class A Units and the Class B Units will be treated as one class of units.

TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a unit will be unrelated business taxable income and thus will be taxable to such a unitholder.

A regulated investment company or mutual fund is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will qualify as such income.

Nonresident aliens and foreign corporations, trusts or estates that acquire units will be considered to be engaged in business in the United States on account of ownership of units and will be required to file federal tax returns in respect of their distributive shares of Partnership income, gain, loss, deduction or credit and pay federal income tax at regular rates on such income. Under rules applicable to publicly traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. Subsequent adoption of Treasury Regulations or the issuance of other administrative pronouncements may require the Partnership to change these procedures.

Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, such a unitholder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's earnings and profits (as adjusted for changes in the foreign corporation's "U.S. net equity") that are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate unitholder is a "qualified resident." In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of such unit to the extent that such gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed upon the disposition of a unit if that foreign unitholder has held less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

  PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES

The Partnership intends to furnish each unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, that sets forth each unitholder's allocable share of the Partnership's income, gain, loss, deduction and credit for the preceding Partnership taxable year. If the Partnership elects large partnership treatment under the Code, this tax information will be provided to unitholders by March 15th for the preceding Partnership taxable year as required. In preparing this information, which will generally not be reviewed by Counsel, the general partner will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the respective unitholder's allocable share of income, gain, loss, deduction and credits. See "Allocation of Partnership Income, Gain, Loss and Deduction," "Tax Treatment of Operations -- Initial Tax Basis, Depreciation and Amortization" and "Section 754 Election" and "Disposition of Class A Units -- Allocations Between Transferors and Transferees." There is no assurance that any such conventions will yield a result that conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The general partner cannot assure prospective unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the units.

The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from such audit may require each unitholder to file an amended tax return, and possibly may result in an audit of the unitholder's return. If the Partnership elects large partnership treatment, partnership adjustments would not result in unitholders having to file amended returns. Instead, these adjustments generally would flow through to the unitholders for the year in which the adjustment takes effect. Thus, the current year unitholders' share of current year partnership items of income, gains, losses, deductions or credits would be adjusted to reflect partnership audit adjustments that take effect in that year. In addition, in lieu of flowing adjustments through to its unitholders, the Partnership may elect to pay an imputed underpayment. In either case, unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of units. Any audit of a unitholder's return could result in adjustments of not only Partnership but also non-Partnership items.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the general partner as the Tax Matters Partner.

The Tax Matters Partner will make certain elections on behalf of the Partnership and unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to Partnership items. The Tax Matters Partner may bind any unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless the unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the unitholders are bound) of a final Partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least 1% interest in the profits of the Partnership and by unitholders having, in the aggregate, at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on the Partnership's return to avoid the requirement that all items be treated consistently on both returns. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. Under the Code, partners in a partnership electing to be treated as a large partnership would be required to treat all partnership items in a manner consistent with the partnership return.

If the Partnership elects to be treated as a large partnership, each partner would take into account separately his share of the following items, determined at the partnership level: (i) taxable income or loss from passive loss limitation activities; (ii) taxable income or loss from other activities (such as portfolio income or loss); (iii) net capital gains (or net capital loss) to the extent allocable to passive loss limitation activities and other activities; (iv) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (v) general credits; (vi) low-income housing credit; (vii) rehabilitation credit;
(viii) tax-exempt interest; (ix) for certain partnerships, foreign taxes paid and foreign source partnership items; and (x) any other items designated by the IRS to be separately treated.

A number of other changes to the tax compliance and administrative rules relating to partnerships that elect large partnership treatment have been made. As stated above, one provision would require that each partner in an electing large partnership take into account his share of any adjustments to partnership items in the year such adjustments are made. Under current law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, a partnership could elect to or, in some circumstances, could be required to, pay directly the tax resulting from any such adjustments. In either case, therefore, unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of units. It is unlikely that the Partnership will elect to have these provisions apply because of the cost of their application.

  NOMINEE REPORTING

Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership: (i) the name, address and taxpayer identification number of the beneficial owners and the nominee; (ii) whether the beneficial owner is (a) a person that is not a United States person, (b) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity; (iii) the amount and description of the Units held, acquired or transferred for the beneficial owners; and (iv) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of the net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and certain information on Partnership units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the units with the information furnished to the Partnership.

  REGISTRATION AS A TAX SHELTER

The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Partnership will not be subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the general partner, as principal organizer of the Partnership, has registered the Partnership as a tax shelter with the IRS in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties that might be imposed if registration is required and not undertaken. The IRS has issued the following shelter registration number to the Partnership:
92008000124. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX

BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish such registration number to the transferee is $100 for each such failure. The unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by the Partnership is claimed or income of the Partnership is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

  ACCURACY -- RELATED PENALTIES

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for such portion and that the taxpayer acted in good faith with respect to such portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return with respect to which there is, or was, "substantial authority" or as to which there is reasonable basis and the pertinent facts are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that does not appear to include the Partnership. If any Partnership item of income, gain, loss, deduction or credit included in the distributive shares of the unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

OTHER TAX CONSIDERATIONS

Prospective investors should consider state and local tax consequences of an investment in the Partnership. The Partnership anticipates owning property or doing business in Illinois, Indiana, Michigan, Minnesota, New York, North Dakota and Wisconsin. The unitholder will likely be required to file state income tax returns and/or to pay such taxes in such states and may be subject to penalties for failure to comply with such requirements. Some of the states may require that a partnership withhold a percentage of income from amounts that are to be distributed to a partner that is not a resident of the state. The amounts withheld, which may be greater or less than a particular partner's income tax liability to the state, generally do not relieve the non-resident partner from the obligation to file a state income tax return. In addition, an obligation to file tax returns or to pay taxes may arise in other states.

It is the responsibility of each prospective unitholder to investigate the legal and tax consequences, under the laws of pertinent states or localities, of his investment in the Partnership. Further, it is the responsibility of each unitholder to file all state and local, as well as federal, tax returns that may be required of such unitholder. Counsel has not rendered an opinion on the state and local tax consequences of an investment in the Partnership.

            INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS

An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because persons with discretionary control of assets of such plans (a "fiduciary") are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and transactions are subject to restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts ("IRAs") established or maintained by an employer or employee organization. Among other things, consideration should be given to
(i) whether such investment is prudent under Section 404(a)(1)(B) of ERISA, (ii) whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA, and (iii) whether such investment will result in recognition of unrelated business taxable income by such plan. See "Tax Considerations -- Tax-Exempt Organizations and Certain Other Investors." Fiduciaries should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is an appropriate investment for such plan.

In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the general partner would also be a fiduciary of such plan and the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan; i.e., IRAs established or maintained by individuals rather than an employer or employee organization) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. Under Department of Labor regulations the assets of an entity in which employee benefit plans acquire equity interests would not be deemed "plan assets" if, among other things, (i) the equity interests acquired by employee benefit plans are publicly offered securities -- i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities law,
(ii) the entity is an "operating company" -- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital, or (iii) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as government plans). The Partnership's assets are not expected to be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (i) above, and may also satisfy the requirements in (ii) and
(iii).

                              PLAN OF DISTRIBUTION

We may sell the Class A Units to one or more underwriters for public offering and sale, or we may sell the Class A Units to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the Class A Units will be named in the applicable prospectus supplement.

Underwriters may offer and sell the Class A Units at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may authorize underwriters acting as our agents to offer and sell the Class A Units upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of Class A Units, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Class A Units for whom they may act as agent. Underwriters may sell the Class A Units to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the Class A Units, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the Class A Units may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Class A Units may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against the contribution toward certain civil liabilities, including liabilities under the Securities Act.

If a prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase the Class A Units to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of the Class A Units that may be sold pursuant to such arrangements. Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. The obligations of the purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the Class A Units shall not be prohibited under the applicable laws of any jurisdiction in the United States and (ii) if the Class A Units are being sold to underwriters, we shall have sold to such underwriters the total number of such Class A Units less the number thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our performance or such institutional investors thereunder.

If a prospectus supplement so indicates, the underwriters engaged in an offering of Class A Units may engage in transactions that stabilize, maintain or otherwise affect the market price of the Class A Units at levels above those that might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with the offering creating a short position in the Class A Units for their own account. For the purposes of covering a syndicate short position or pegging, fixing or maintaining the price of the Class A Units, the underwriters may place bids for the Class A Units or effect purchases of the Class A Units in the open market. A syndicate short position may also be covered by exercise of an over-allotment option, if one is granted to the underwriters. Finally, the underwriters may impose a penalty bid on certain underwriters and dealers. This means that the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing Class A Units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters will not be required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                           VALIDITY OF CLASS A UNITS

The validity of the Class A Units is being passed upon by Andrews & Kurth L.L.P., as counsel for the Partnership. If the Class A Units are being distributed in an underwritten offering, certain legal matters will be passed upon for the Underwriters by counsel identified in the related prospectus supplement.

                                    EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Lakehead Pipe Line Partners, L.P. for the year ended December 31, 1997, as amended, and the audited balance sheet of Lakehead Pipe Line Company, Inc. as of December 31, 1997 and 1996, incorporated in this prospectus by reference to the Current Report on Form 8-K of Lakehead Pipe Line Partners, L.P. dated July 21, 1998, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by the Partnership in connection with the issuance and distribution of the Class A Common Units being registered. All amounts shown are estimated except the Securities and Exchange Commission registration fee. All such costs will be borne by the Partnership.

    Securities and Exchange Commission registration fee.........  $ 55,600
    New York Stock Exchange Listing Fee.........................     7,000
    Accounting fees and expenses................................    40,000
    Legal fees and expenses.....................................   250,000
    Printing and engraving expenses.............................   125,000
    Transfer Agent's Fee........................................     2,500
    Miscellaneous...............................................    19,900
                                                                  --------
              Total.............................................  $500,000
                                                                  ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Partnership Agreements of the Partnership and the Operating Partnership provide that the Partnership or the Operating Partnership, as the case may be, will indemnify (to the fullest extent permitted by applicable law) certain persons (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgements, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership Agreement of the Partnership or the Partnership Agreement of the Operating Partnership or the property, business, affairs or management of the Partnership and the Operating Partnership. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and the Operating Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the general partner, any Departing Partner (as defined in the Partnership Agreement of the Partnership or the Partnership Agreement of the Operating Partnership), any affiliate of the general partner or any Departing Partner, any person who is or was a director, officer, employee or agent of the general partner or any Departing Partner or any affiliate of either, or any person who is or was serving at the request of the general partner, any Departing Partner, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification.

The Partnership will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not the Partnership would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement.

Subject to any terms, conditions or restrictions set forth in the Partnership Agreement of the Partnership or the Partnership Agreement of the Operating Partnership, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Reference is made to Exhibit 1.1 hereto, which will contain provisions for indemnification of the Partnership, the general partner and its directors, officers, and any controlling persons, against certain liabilities for information furnished by the underwriters and/or agents, as applicable, expressly for use in a Prospectus Supplement.

ITEM 16. EXHIBITS

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          *1.1           -- Form of Underwriting Agreement
           3.1           -- Certificate of Limited Partnership of the Partnership
                            (incorporated herein by reference to Exhibit 3.1 to the
                            Partnership's Registration Statement on Form S-1 (File
                            No. 33-43425))
           4.1           -- Form of Certificate representing Class A Common Units
                            (incorporated herein by reference to Exhibit 1 to the
                            Partnership's Form 8-A/A (Amendment No. 2), dated May 2,
                            1997 (File No. 1-10934))
           4.2           -- Amended and Restated Agreement of Limited Partnership of
                            the Partnership, dated April 15, 1997 (incorporated
                            herein by reference to Exhibit 2 to the Partnership's
                            Form 8-A/A (Amendment No. 2), dated May 2, 1997 (File No.
                            1-10934))
           5.1           -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities
           8.1           -- Opinion of Andrews & Kurth L.L.P. as to certain federal income tax matters
          23.1           -- Consent of PricewaterhouseCoopers LLP
          23.2           -- Consent of Andrews & Kurth L.L.P. (included in Exhibit
                            5.1)
          24.1           -- Powers of Attorney (included on signature page)
          27.1           -- Financial Data Schedule (incorporated herein by reference to Exhibit 27.1 to the Partnership's Quarterly report on
                            Form 10-Q for the period ended September 30, 1998)

-------------------------

* To be filed as an exhibit to a Current Report on Form 8-K.

ITEM 17. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        - To include any prospectus required by Section 10(a)(3) of the Securities Act;

        - To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        - To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that the first two items of paragraphs A(l) above do not apply if the information required to be included in a post-effective amendment by those items is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Partnership's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, in the State of Minnesota, on November 9, 1998.

                                       Lakehead Pipe Line Partners, L.P.

                                       By: Lakehead Pipe Line Company, Inc., as
                                           general partner

                                       By:          /s/ S.J. WUORI
                                          --------------------------------------
                                                        S.J. Wuori
                                                        President

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of Lakehead Pipe Line Company, Inc., the general partner of Lakehead Pipe Line Partners, L. P., a Delaware limited partnership, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints P.D. Daniel, R.C. Sandahl and M.A. Maki, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, it being understood that said attorney-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person and that each of the undersigned hereby ratifies and confirms all that said attorney-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates as indicated.

                  SIGNATURE                               TITLE                 DATE
                  ---------                               -----                 ----

               /s/ S.J. WUORI                   President and Director    November 9, 1998
---------------------------------------------     (Principal Executive
                 S.J. Wuori                       Officer)

              /s/ E.C. HAMBROOK                 Chairman and Director     November 9, 1998
---------------------------------------------
                E.C. Hambrook

              /s/ R.C. SANDAHL                  Vice President and        November 9, 1998
---------------------------------------------     Director
                R.C. Sandahl

                /s/ M.A. MAKI                   Chief Accountant (Chief   November 9, 1998
---------------------------------------------     Financial and
                  M.A. Maki                       Accounting Officer)

               /s/ P.D. DANIEL                  Director                  November 9, 1998
---------------------------------------------
                 P.D. Daniel

            /s/ F.W. FITZPATRICK                Director                  November 9, 1998
---------------------------------------------
              F.W. Fitzpatrick

              /s/ C.A. RUSSELL                  Director                  November 9, 1998
---------------------------------------------
                C.A. Russell

              /s/ D.P. TRUSWELL                 Director                  November 9, 1998
---------------------------------------------
                D.P. Truswell

                                LIST OF EXHIBITS

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          *1.1           -- Form of Underwriting Agreement
           3.1           -- Certificate of Limited Partnership of the Partnership
                            (incorporated herein by reference to Exhibit 3.1 to the
                            Partnership's Registration Statement on Form S-1 (File
                            No. 33-43425))
           4.1           -- Form of Certificate representing Class A Common Units
                            (incorporated herein by reference to Exhibit 1 to the
                            Partnership's Form 8-A/A (Amendment No. 2), dated May 2,
                            1997 (File No. 1-10934))
           4.2           -- Amended and Restated Agreement of Limited Partnership of
                            the Partnership, dated April 15, 1997 (incorporated
                            herein by reference to Exhibit 2 to the Partnership's
                            Form 8-A/A (Amendment No. 2), dated May 2, 1997 (File No.
                            1-10934))
           5.1           -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities
           8.1           -- Opinion of Andrews & Kurth L.L.P. as to certain federal income tax matters
          23.1           -- Consent of PricewaterhouseCoopers LLP
          23.2           -- Consent of Andrews & Kurth L.L.P. (included in Exhibit
                            5.1)
          24.1           -- Powers of Attorney (included on signature page)
          27.1           -- Financial Data Schedule (incorporated herein by reference to Exhibit 27.1 to the Partnership's Quarterly report on
                            Form 10-Q for the period ended September 30, 1998)

-------------------------

* To be filed as an exhibit to a Current Report on Form 8-K.